EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Formation
ZAIS Financial Partners, LP	Delaware
ZAIS Financial, LLC	Delaware
ZAIS Asset I, LLC	Delaware
ZAIS Asset II, LLC	Delaware
ZAIS Asset III, LLC	Delaware
ZAIS Asset IV, LLC	Delaware
ZFC Funding, Inc.	Delaware
ZFC Trust	Maryland
ZFC Trust TRS I, LLC	Delaware
ZFC Honeybee Holdings, LLC	Delaware
ZFC Honeybee TRS, LLC	Delaware
GMFS, LLC	Delaware